UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2009

HOVNANIAN ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-8551 (Commission File Number)	22-1851059 (I.R.S. Employer Identification No.)

110 West Front Street

P.O. Box 500

Red Bank, New Jersey 07701

(Address of Principal Executive Offices) (Zip Code)

(732) 747-7800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since

Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 24, 2009, Hovnanian Enterprises, Inc. (the “Company”) held its previously announced Special Meeting of holders of its 7.625% Series A Preferred Stock (the “Preferred Stock”) (represented by Depositary Shares), which was called for the purpose of nominating two persons to serve as “Advisory Directors” to attend the portion of meetings of the Board of Directors discussing the agenda item relating to the Preferred Stock until such time as full dividends on the Preferred Stock have been paid for four consecutive quarterly dividend periods. As a result of restrictions in the Company’s credit agreement and bond indentures, the Company has been, and continues to be, prohibited from paying dividends on the Preferred Stock.

Substantially less than the number of shares of Preferred Stock (as represented by Depositary Shares) necessary to establish the required quorum was represented in person or by proxy at the Special Meeting. As a quorum was not obtained, the Company was precluded from conducting any business at the Special Meeting and no “Advisory Directors” were nominated. In accordance with the Certificate of Designations, Powers, Preferences and Rights of the Preferred Stock, the Company is not required to call an additional special meeting to nominate “Advisory Directors.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOVNANIAN ENTERPRISES, INC.
(Registrant)

By:	/s/ J. Larry Sorsby
Name: J. Larry Sorsby
Title: Executive Vice President, Chief Financial Officer and Treasurer

Date: June 25, 2009

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